UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a–12

ASPEN INSURANCE HOLDINGS LIMITED

(Name of Registrant as Specified In Its Charter)

ENDURANCE SPECIALTY HOLDINGS LTD.

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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The following is a screen shot, as of June 30, 2014, taken from the website maintained by Endurance Specialty Holdings Ltd. (the “Company” or “Endurance”) in connection with its proposal to acquire all of the outstanding common shares of Aspen Insurance Holdings Limited (“Aspen”).

Additional Information about the Proposed Transaction and Where to Find It

This material relates to the offer commenced by Endurance to exchange each issued and outstanding common share of Aspen (together with associated preferred share purchase rights) for $49.50 in cash, 0.9197 Endurance common shares, or a combination of cash and Endurance common shares, subject to a customary proration mechanism. This material is for informational purposes only and does not constitute an offer to exchange, or a solicitation of an offer to exchange, Aspen common shares, nor is it a substitute for the Tender Offer Statement on Schedule TO or the preliminary Prospectus/Offer to Exchange included in the Registration Statement on Form S-4 (including the Letter of Transmittal and Election and related documents and as amended from time to time, the “Exchange Offer Documents”) that Endurance has filed with the SEC. The Endurance exchange offer will be made only through the Exchange Offer Documents.

This material is not a substitute for any other relevant documents that Endurance may file with the SEC or any other documents that Endurance may send to its or Aspen’s shareholders in connection with the proposed transaction. Endurance has sent to Aspen shareholders a solicitation statement with respect to the solicitation of (i) written requisitions that the board of directors of Aspen convene a special general meeting of Aspen’s shareholders to vote on an increase in the size of Aspen’s board of directors from 12 to 19 directors and (ii) Aspen shareholder support for the proposal of a scheme of arrangement by Endurance which will entail the holding of a court-ordered meeting of Aspen shareholders at which Aspen’s shareholders would vote to approve a scheme of arrangement under Bermuda law pursuant to which Endurance would acquire all of Aspen’s outstanding common shares on financial terms no less favorable than those contained in its acquisition proposal announced on June 2, 2014 (the “Solicitation Statement”).

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND THE SOLICITATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ENDURANCE HAS FILED OR MAY FILE WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Endurance at the Investor Relations contact below.

Participants in the Solicitation

Endurance and its directors and certain of its executive officers and employees may be deemed to be participants in any solicitation of shareholders in connection with the proposed transaction. Information about Endurance’s directors, executive officers and employees who may be deemed to be participants in the solicitation, including a description of their direct and indirect interests, by security holdings or otherwise, is set forth in the Solicitation Statement and Endurance’s proxy statement, dated April 9, 2014, for its 2014 annual general meeting of shareholders.

Endurance YOUR RISK IS OUR FOCUS Home Press Releases Letters and Presentations Filings Contacts Endurance and Aspen: A Compelling Transaction Endurance proposal to acquire Aspen for $49.50 per share in cash and stock* provides Aspen shareholders a highly attractive premium and compelling future value The combination of Endurance and Aspen will bring together two highly complementary specialty insurance and reinsurance companies to create an even stronger, more profitable company with increased scale and an attractive diversified platform across products and geographies, with greater market presence and relevance. Endurance is fully committed to this transaction and has taken the following actions: - Pursuing a special general meeting of Aspen shareholders to increase the size of Aspen’s board from 12 to 19 directors, and seeking Aspen shareholder support for the holding of a court-ordered meeting of Aspen shareholders to approve a Scheme of Arrangement - Commencing an exchange offer for all Aspen common shares reflecting the same economic terms as Endurance’s increased proposal - Implementing a simplified and improved financing plan Endurance has set a target date of July 25, 2014 for Aspen shareholders to vote on Endurance’s two proposals and urges Aspen shareholders to vote FOR Endurance’s two proposals on the WHITE card as soon as possible. *Based on Endurance’s unaffected closing share price on April 11, 2014